UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2017

STRAIGHT PATH COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36015	46-2457757
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 Hickory Park Drive, Suite 218

Glen Allen, Virginia, 23059

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (804) 433-1522

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 9, 2017, Straight Path Communications Inc. (the “Company”) and IDT Corporation (“IDT”) entered into a binding term sheet (the “Term Sheet”), providing for the settlement and mutual release of the potential indemnification claims asserted by each of the Company and IDT in connection with liabilities that may exist or arise relating to the subject matter of the investigation by (including but not limited to fines, fees or penalties imposed by) the Federal Communications Commission (the “Mutual Release”). Pursuant to the Term Sheet, in exchange for the Mutual Release, IDT will pay the Company $16 million, the Company will transfer to IDT its ownership interest in Straight Path IP Group, Inc. (“SPIP”), a subsidiary of the Company that holds intellectual property primarily related to communications over computer networks, and stockholders of the Company will receive 22 percent of net proceeds, if any, received by SPIP from any license, transfer or assignment of any of the patent rights held by SPIP, or any settlement, award or judgment involving any of the patent rights (including any net proceeds received after the closing of the proposed merger of the Company with AT&T Inc.). The Term Sheet was negotiated and approved by a special committee of the independent directors of the Company. This summary is qualified by reference to the full text of the Term Sheet, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Document
99.1	Term Sheet, dated April 9, 2017, relating to the settlement of claims between Straight Path Communications Inc. and IDT Corporation

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRAIGHT PATH COMMUNICATIONS INC.

By:	/s/ Jonathan Rand
Name:	Jonathan Rand
Title:	Chief Financial Officer

Dated: April 10, 2017

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EXHIBIT INDEX

Exhibit Number	Document
99.1	Term Sheet, dated April 9, 2017, relating to the settlement of claims between Straight Path Communications Inc. and IDT Corporation

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